                              AMENDED AND RESTATED
                                 LOAN AGREEMENT


     THIS AMENDED AND RESTATED LOAN AGREEMENT, made and delivered as of the 30th of September, 1996, by and between MAXCO, INC., a Michigan corporation, and COMERICA BANK, a Michigan banking corporation.

                                  WITNESSETH:
     WHEREAS, the Borrower desires to borrow up to $12,000,000 from the Bank from time to time for the working capital needs of the Borrower and up to $900,000 from the Bank from time to time for machinery and equipment;

     WHEREAS, the Bank is willing to supply such financing subject to the terms and conditions set forth in this Agreement;

     WHEREAS, the Borrower and the Bank entered into a certain Amended and Restated Loan Agreement dated October 31, 1994, as amended by First Amendment to Amended and Restated Loan Agreement dated May 9th, 1995; as further amended by Second Amendment to Amended and Restated Loan Agreement dated September 8, 1995; as further amended by Third Amendment to Amended and Restated Loan Agreement dated May 15, 1996; and, as further amended by Fourth Amendment to Amended and Restated Loan Agreement dated July 9th, 1996 (the "Prior Agreement"); and

     WHEREAS, the Borrower and the Bank desire to restate and amend the Prior Agreement in its entirety;

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Borrower and the Bank agree as follows:


SECTION 1. DEFINITIONS.



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     1.1 Defined Terms.  As used herein, the following terms shall have the following respective meanings:

     "Accounts," "Documents," "Equipment," "Goods," and "Inventory" shall have the meanings assigned to them in the UCC on the date of this Agreement.

     "Acknowledgement and Consent" shall mean a letter agreement in the form of Exhibit B to this Agreement.

     "Agreement" shall mean this Amended and Restated Loan Agreement.

     "Akemi" shall mean Akemi, Inc., a Michigan corporation.

     "Akemi Real Estate" shall mean the land, buildings, improvements and other real estate owned by Akemi and commonly described as 1611 Hults Drive, Eaton Rapids, Michigan.

     "Balances" shall mean the net free collected balances existing from time to time in Borrower's demand deposit accounts with the Bank.

     "Bank" shall mean Comerica Bank, a Michigan banking corporation.

     "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended, or any successor act or code.

     "Borrower" shall mean Maxco, Inc., a Michigan corporation.

     "Business Day" shall mean a day on which the Bank is open to carry on its normal commercial lending business.

     "CJF" shall mean CJF Partnership, a Michigan co-partnership.

     "Collateral" shall mean the property of the Borrower or the Guarantors in the possession of the Bank, any amount in any deposit account of the Borrower or the Guarantors with the Bank, the Real Property, the Subsidiaries' Notes, plus any machinery, equipment and/or other assets which were or in the future are acquired by Borrower or the Guarantors, with the proceeds of a Term Loan and which are, thereby, the subject of a Purchase Money Security Interest, together with all replacements thereof, substitutions therefor and all proceeds hereof.

     "Commitment Amount" shall mean $12,000,000 (or such lesser amount to which the Commitment Amount may be reduced by the Borrower from time to time under
Section 2.8.1 of this Agreement).

     "Consolidated Funded Debt" shall mean, as of any applicable date of



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

determination, that portion of consolidated Debt which consists of (a) indebtedness for borrowed money, including indebtedness for borrowed money which is evidenced by notes, bonds, debentures or other similar instruments or
(b) obligations under installment sales contracts or capital leases, less cash and cash equivalents of Borrower and/or the Guarantors as of the applicable date.

     "Contract Rate" shall mean, as of any date of determination, the interest rate determined in accordance with Section 2.4 of this Agreement.

     "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

     "Default" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

     "Disbursement Date" shall mean each date upon which the Bank makes a loan to, or issues a letter of credit for the benefit of, the Borrower under Section 2 of this Agreement.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

     "Ersco" shall mean Ersco Corporation, a division of Maxco, Inc.

     "Eurodollar-based Rate" shall mean the Eurodollar-based Rate as defined and determined in the Note.

     "Event of Default" shall mean any of those conditions or events listed in
Section 8.1 of this Agreement.

     "Financial Statements" shall mean all those balance sheets, earnings statements and other financial data (whether of the Borrower, any Subsidiary or otherwise) which have been furnished to the Bank for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby.

     "Financing Statements" shall mean UCC financing statements describing the Bank as secured party and the Borrower or a Guarantor as debtor covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices as the Bank shall reasonably deem necessary or advisable.

     "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied.

     "Guarantors" shall mean Akemi, Ersco, Pak-Sak and Wisconsin.




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


     "Guaranty" shall mean an unlimited guaranty in such form as shall be required by the Bank pursuant to which each Guarantor unconditionally guarantees to the Bank repayment of all of the Indebtedness.

     "Indebtedness" shall mean all loans, advances and indebtedness of the Borrower to the Bank under this Agreement (whether evidenced by a Note, a Letter of Credit or otherwise), together with all other indebtedness, obligations and liabilities whatsoever of the Borrower to the Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

     "Legal Rate" shall mean the maximum interest rate permitted to be paid by corporate debtors or received by the Bank with respect to the indebtedness represented by a Note under applicable law.

     "Letter of Credit" shall mean a commercial or standby letter of credit issued by the Bank for the benefit of the Borrower or its Subsidiaries under
Section 2.1(c) of this Agreement on a Disbursement Date, including but not limited to the Letter of Credit issued by the Bank relative to the Michigan Strategic Fund Tax Exempt Variable Rate Demand Limited Obligation Revenue Bond (Akemi, Inc. Project, Series 1996).

     "Liquid Assets" shall mean, as of the applicable date of determination, all cash and cash equivalents plus all marketable securities and other investments having a maturity of less than one year, or which can be readily liquidated in less than one year.

     "Medar" shall mean Medar, Inc., a Michigan corporation.

     "Mortgages" shall mean one or more continuing collateral mortgages in such form as shall be required by the Bank to perfect a security interest in the Collateral, for the purpose of securing Term Loans and pursuant to which Akemi granted the Bank a mortgage on the Akemi Real Estate.

     "Tangible Net Worth" shall mean, as of any applicable date of determination, the excess of (i) the net book value of all assets of a person (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar intangible assets) after all appropriate deductions (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), all as determined in accordance with GAAP, over (ii) all Debt of such person.

     "Note" shall mean the Revolving Credit Note or the Term Note and "Notes" shall mean both the Revolving Credit Note and the Term Note.

     "Pak-Sak" shall mean Pak-Sak Industries, Inc., a Michigan corporation.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any person





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

succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

     "Permitted Liens" shall mean:

           (a)   Liens and encumbrances in favor of the Bank;

           (b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and, if requested by the Bank, bonded in a manner satisfactory to the Bank;

           (c) Liens not delinquent created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

           (d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

           (e) Encumbrances consisting of zoning restrictions, rights-of-way, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower or any Subsidiary in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

           (f)   Existing liens described on Schedule 5.6 attached hereto;

           (g) Purchase money security interests in fixed assets granted to secure not more than 80% of the purchase price (or, if lesser, the fair market value) of such fixed assets, provided that such lien or security interest is created contemporaneously, or substantially contemporaneously, with the acquisition of such fixed assets, and provided, further, that the lien or security interest does not extend to any property other than the fixed asset so financed and provided, further, that any such purchase giving rise to such security interest does not violate any other provision of this Agreement; and

           (h) The interests of lessors under a lease of fixed assets, provided that no such lease shall have a term (including renewal options of the lessor or lessee) greater than the useful life of such assets and provided, further, that neither the entering into nor compliance with such lease shall violate any other provision of this Agreement.

      "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.






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

     "Prime Rate" shall mean that annual rate of interest designated by the Bank as its prime rate, which rate may not be the lowest rate of interest charged by the Bank to any of its customers, and which is changed by the Bank from time to time.


     "Purchase Money Security Interest" shall mean a first priority lien in Collateral which was or in the future will be acquired by Borrower or the Guarantors, in whole or in part, with the proceeds of a Term Loan.

     "Real Estate" shall mean the Akemi Real Estate, together with any other land, buildings and improvements which from time to time may become the subject of a Purchase Money Security Interest.

     "Revolving Credit Note" shall mean a promissory note conforming to Section 2.3(a) of this Agreement and in the form of Exhibit A-1 to this Agreement.

     "Revolving Loan" shall mean an advance made by the Bank to the Borrower under Section 2.1(a) of this Agreement on a Disbursement Date.

     "Riverview Associates" shall mean Riverview Associates, a Michigan co-partnership, of Lansing, Michigan.

     "Securities" shall mean (i) all of the issued and outstanding capital stock of the Subsidiaries and (ii) all of the shares of capital stock of Medar owned by the Borrower or any Subsidiary.

     "Security Agreements" shall mean security agreements in such form as shall be required by the Bank pursuant to this Agreement, which the Borrower and the Guarantors have previously or in the future will grant, to the Bank, security interests in the Collateral now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds thereof, for the purpose of securing Term Loans.

     "Series Two Preferred Stock" shall mean 18,000 issued shares of 12% cumulative redeemable, convertible preferred stock with a $50 par value.

     "Series Three Preferred Stock" shall mean up to 50,000 shares of 10% voting cumulative preferred stock.

     "Subsidiaries" shall mean the Guarantors and any other corporation of which more than fifty percent (50%) of the outstanding voting securities shall, as of any applicable date of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower.

     "Subsidiaries' Note" shall mean all promissory notes from a Subsidiary to the Borrower, together with all rights to the collateral or other security for such notes, if any, for the benefit of or held by Borrower.




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

     "Term Loan(s)" shall mean advances made by the Bank to the Borrower under
Section 2.1(b) of this Agreement on a Disbursement Date.

     "Term Note" shall mean a promissory note conforming to Section 2.3(b) of this Agreement and in the form of Exhibit A-2 to this Agreement.

     "Termination Date" shall mean August 1, 1998 (or such earlier date on which the Borrower shall permanently terminate the Bank's commitment under
Section 2.8.1 of this Agreement).

     "UCC" shall mean Public Act 174 of 1962 of the State of Michigan, as amended.

     "Wisconsin" shall mean Wisconsin Wire & Steel, Inc., a Wisconsin corporation.

     1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

     1.3 Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, and vice versa.

SECTION 2. COMMITMENT, INTEREST AND FEES.

     2.1 Commitment. (a) Subject to the terms and conditions of this Agreement, the Bank agrees to make loans to the Borrower on a revolving basis of such amount as the Borrower shall request pursuant to Section 2.2 of this Agreement at any time from the date of this Agreement until the Termination Date, up to an aggregate principal amount outstanding at any time not to exceed the Commitment Amount, provided that each Disbursement Date under this Agreement must be a Business Day, and the principal amount of each Revolving Loan made under this Agreement shall be in the aggregate amount of $10,000 or an integral multiple thereof, and provided further, that the principal amount of each Revolving Loan made under this Agreement, for which Borrower elects to pay interest at the Eurodollar-based Rate, shall be in the aggregate amount of $1,000,000 or greater in $500,000 increments thereafter.

     (b) Subject to the terms and conditions of this Agreement, the Bank agrees to make term loans for the purchase of machinery and equipment to the Borrower of such amounts as the Borrower shall request pursuant to Section 2.2 of this Agreement at any time from the date of this Agreement until the Termination Date, up to an aggregate principal amount outstanding at any time not to exceed Nine Hundred Thousand Dollars ($900,000.00), at variable rates of interest equal to the Prime Rate, and with such maturity dates, as the Bank and the Borrower shall from time to time agree (such agreement to be evidenced by the Borrower's execution and the Bank's acceptance of, and disbursement against, a Term Note). Those term loans to the Borrower currently outstanding and described on Schedule 2.1(b) shall constitute Term Loans under this Agreement and the promissory notes evidencing such loans shall constitute Term Notes under this


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
Agreement and the principal amount of such loans shall be taken into account in determining the aggregate principal amount of term loans outstanding under this Section 2.1(b).

     (c) Subject to the terms and conditions of this Agreement, to the Borrower's execution and delivery to the Bank of a reimbursement agreement satisfactory to the Bank in its sole discretion and to the Borrower's payment of Bank's letter of credit fees, the Bank shall issue standby and commercial letters of credit on behalf of the Borrower or any Subsidiary in aggregate amounts not to exceed Six Hundred Twenty-Eight Thousand Six Hundred Twenty-Four Dollars ($628,624) at any one time outstanding and with expiration dates not to exceed three hundred sixty five (365) days.


     2.2  Borrowing Procedures.

          2.2.1 Notice of Request for Loan and Letters of Credit. The Borrower may with the consent of the Bank request a Revolving Loan, a Term Loan or a Letter of Credit and make payments thereon by telephonic or other electronic authorization to the Bank in accordance with such terms and procedures as the Bank shall from time to time establish or may give the Bank at least two Business Days' prior written notice of the Borrower's desire for a Revolving Loan, Term Loan or Letter of Credit. Such notice shall be signed by an authorized officer of the Borrower and shall specify the proposed Disbursement Date and the principal amount of the proposed advance for such Revolving Loan, Term Loan or the amount of such Letter of Credit.

         2.2.2 Bank Obligation to Make Loans or to Issue Letters of Credit. The Bank agrees to make the Revolving Loan or Term Loan, or to issue the Letter of Credit, on the Disbursement Date as set forth in a notice to the Bank from the Borrower conforming to the requirements of Section 2.2.1 by crediting the Borrower's general deposit account with the Bank in the amount of such Revolving Loan or Term Loan, or by delivering the Letter of Credit to the Borrower, provided, however, that the Bank shall not be so obligated if:

                 (a) Any of the conditions precedent set forth in Section 4 (or any other Section) of this Agreement shall not have been satisfied or waived by the Bank in accordance with Section 9.3 of this Agreement;

                 (b) Any such proposed Revolving Loan or Letter of Credit would cause the aggregate unpaid principal amount of the Revolving Loans outstanding under this Agreement to exceed the Commitment Amount on the Disbursement Date;

                 (c) Any such proposed Term Loan would cause the aggregate
            unpaid principal amount of the Term Loans outstanding under this Agreement to exceed Nine Hundred Thousand Dollars ($900,000)




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

                 (d) The Bank and the Borrower shall be unable to agree as to the maturity applicable to any Term Loan.

     2.3 Notes. (a) The Revolving Loans shall be evidenced by the Revolving Credit Note, executed by the Borrower, dated the date of this Agreement, payable to the Bank on the Termination Date (unless sooner accelerated pursuant to the terms of this Agreement), and in the principal amount of the Commitment Amount. The date and amount of each Revolving Loan made by the Bank and of each repayment of principal thereon received by the Bank shall be recorded by the Bank in its records. The aggregate unpaid principal amount so recorded by the Bank shall constitute the best evidence of the principal amount owing and unpaid on the Note, provided, however, that the failure by the Bank so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note to repay the principal amount of all the Revolving Loans together with all interest accrued or accruing thereon.

     (b) The Term Loans shall each be evidenced by a Term Note, executed by the Borrower, dated the respective Disbursement Date, payable to the Bank on the maturity date agreed to by the Bank and the Borrower (unless sooner accelerated pursuant to the terms of this Agreement) and in the principal amount of such Term Loan.

     2.4 Interest. (a) The Revolving Credit Note shall bear interest on the outstanding principal balance from time to time outstanding at a rate equal to the Prime Rate, minus fifty basis points (.5%), or the Eurodollar-based Rate, as elected by the Borrower under the terms of the Revolving Credit Note, until maturity, whether by acceleration or otherwise, and thereafter at a rate equal to three percent (3%) per annum plus the rate otherwise prevailing hereunder. Interest shall be payable in accordance with the terms of the Revolving Credit Note.
     (b) The Term Note shall bear interest on the outstanding principal balance from time to time outstanding at the Prime Rate, and payable at such times, as is agreed to by the Bank and the Borrower and set forth in the Term Note.

     2.5 Maximum Rate. If at any time the Contract Rate payable on any Note exceeds the Legal Rate, interest payable on any Note shall be reduced to the Legal Rate. Thereafter, if the Contract Rate declines below the Legal Rate, interest shall again accrue and be payable at the lesser of the Contract Rate or the Legal Rate.


     2.6  Fees.

          2.6.1 Revolving Credit Commitment Fee. The Borrower agrees to pay to the Bank a revolving credit commitment fee for the period from and including the date of this Agreement to the Termination Date equal to (a) one-quarter of one percent (1/4%) per annum on the Commitment Amount (without reduction for the outstanding amount of Letters of Credit) plus
     (b) one-quarter of one percent (1/4%) per annum on the average daily difference between the Commitment Amount (without reduction for the outstanding amount of Letters of Credit) and




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

     the aggregate unpaid principal balance of the Revolving Loans. Such commitment fee shall be payable on the last Business Day of each March, June, September and December during the term of this Agreement, and on the Termination Date, for the periods ending on such dates.

         2.6.2 Fee in Lieu of Compensating Balances. If, at any time, the Balances shall be less than five percent (5%) of the Commitment Amount (without reduction for the outstanding amount of Letters of Credit), Borrower shall pay to the Bank a fee equal to the product of such deficiency and the Contract Rate applicable to the Revolving Credit Loans in effect at the time of the incurrence of such deficiency. This fee will be calculated by the Bank, for each day on which such deficiency exists, and shall be payable on the last Business Day of each March, June, September and December during the term of this Agreement, and on the Termination Date, for the periods ending on such dates.


         2.6.3 Preparation Fees. Simultaneously with the execution of this Agreement, the Borrower shall pay to the Bank the amount of the Bank's expenses (including attorney's fees and costs) incurred by the Bank in connection with the preparation of this Agreement and related instruments.

         2.6.4 Letter of Credit Fees. Simultaneously with the issuance of each Letter of Credit, the Borrower shall pay to the Bank the amount of the Bank's customary fees for the issuance and establishment of a standby or commercial letter of credit.

     2.7 Basis of Computation. The amount of all interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

     2.8 Changes in Commitment and Prepayments.

         2.8.1 Termination or Reduction in Commitment. The Borrower may, at any time and from time to time, upon at least five (5) Business Days' prior written notice received by the Bank, permanently terminate the Bank's commitments under this Agreement or permanently reduce the Commitment Amount by an integral multiple of $500,000, provided, however, that the Borrower, on the effective date of such termination or reduction, (a) shall pay to the Bank, in the case of a termination, the aggregate unpaid principal amount of all Revolving Loans and Term Loans (together with, in the case of Term Loans, any prepayment penalty or premium provided by the Term Notes or otherwise required by the Bank) and shall deposit with the Bank in cash an amount (adjusted, as deemed necessary by the Bank, for any applicable reserve or other requirements) equal to the Bank's maximum liability under all Letters of Credit then outstanding, or (b) shall pay to the Bank, in the case of a reduction, the amount, if any, by which the aggregate unpaid principal amount of all Revolving Loans exceeds the then reduced Commitment Amount, together in either case with all interest accrued and unpaid on the principal amounts so prepaid. After any such reduction, the commitment fee provided under Section 2.6.1 of this Agreement shall be calculated



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

     on the Commitment Amount as so reduced and the Commitment Amount may not be increased or otherwise reinstated without the express written agreement of the Bank.

         2.8.2 Mandatory Prepayments. In addition to the mandatory prepayment required under Section 2.8.1 of this Agreement, the Borrower shall pay to the Bank the amount, if any, by which the aggregate unpaid principal amount of all Revolving Loans from time to time exceeds the Commitment Amount, together with all interest accrued and unpaid on the amount of such excess, but without other premium or penalty. Such prepayment shall be immediately due and owing upon the occurrence of any such excess, provided, however, that any mandatory prepayment made under this Section
     2.8.2 shall not reduce the Commitment Amount.

         2.8.3 Optional Prepayments. (a) The Borrower may, at any time and from time to time, upon at least one (1) Business Day's prior written notice received by the Bank, prepay the unpaid principal amount of the Revolving Loans in whole or in part without premium or penalty, provided, however, that any such optional prepayment shall be made in an integral multiple of $10,000 and provided, further, that any optional prepayment made under this Section 2.8.3 shall not reduce the Commitment Amount.

           (b) The Borrower may prepay the unpaid principal amount of the Term Loans only if permitted by, and on the terms of, the Term Notes.

     2.9 Basis of Payments. All sums payable by the Borrower to the Bank under this Agreement shall be paid directly to the Bank at its principal office in immediately available funds, without setoff, deduction or counterclaim. In its sole discretion, the Bank may charge any deposit account of the Borrower with the Bank for all or any part of any amount due hereunder.

SECTION 3.  SECURITY.

     To secure full and timely performance of the Borrower's covenants set out in this Agreement relating to the Term Loans and to secure the repayment of the Term Notes the Borrower agrees to grant and assign, and to cause the Guarantors to grant and assign, Purchase Money Security Interests and other security interests in the Collateral pursuant to the Security Agreements, the Financing Statements, the Mortgages and other instruments and agreements satisfactory to the Bank. Any security interest in Collateral securing a Term Loan shall also be deemed as security for all other Term Loans made pursuant to this Agreement.

SECTION 4.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK.

     4.1 Conditions to First Disbursement. The obligations of the Bank under this Agreement are subject to the occurrence, prior to or on the Disbursement Date first occurring, the Borrower shall have executed (or caused to be executed) and delivered to the Bank and, as appropriate, there shall have been filed with such filing offices as the Bank shall deem appropriate, the following:

                  (a) The Revolving Credit Note;

                  (b)  The Guaranty from each Guarantor;

                  (c)  The Acknowledgement and Consent;

     4.2 Conditions to All Disbursements. The obligation of the Bank under this Agreement on any Disbursement Date, including, but not limited to, the Disbursement Date first occurring, are subject to the occurrence of each of the following conditions, any or all of which may be waived in whole or in part by the Bank in writing:

           4.2.1 Bank Satisfaction. The Bank shall not know or have any reasonable reason to believe that, as of such Disbursement Date:

                 (a) Any Default or Event of Default has occurred and is
            continuing;

                 (b) Any warranty or representation set forth in Section 5 of this Agreement shall not be true and correct; or

                 (c) Any provision of law, any order of any court or other
            agency of government or any regulation, rule or interpretation thereof shall have had any material adverse effect on the validity or enforceability of this Agreement, the Notes, the Security Agreements, the Financing Statements, the Mortgages or the Guaranties.

            4.2.2 Approval of Bank Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by Messrs. Miller, Canfield, Paddock and Stone, P.L.C., as legal counsel for the Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

            4.2.3 Other Conditions. All other conditions to such obligation set forth in this Agreement shall have satisfied.

SECTION 5.  WARRANTIES AND REPRESENTATIONS.

     The Borrower represents and warrants to the Bank, on the date of this Agreement and on each Disbursement Date, that:



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
     5.1 Corporate Existence and Power. (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, (b) each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the law of its state of incorporation, (c) the Borrower and each of the Subsidiaries have the corporate power and authority to own their respective properties and assets and to carry out their respective businesses as now being conducted and are qualified to do business and in good standing in every jurisdiction wherein such qualification is necessary, (d) the Borrower has the corporate power and authority to execute, deliver and perform this Agreement, to borrow money in accordance with its terms, to execute and deliver the Notes and other documents contemplated hereby, to grant to the Bank the Purchase Money Security Interests in the Collateral as hereby contemplated and to do any and all other things required of it hereunder, (e) each of the Guarantors has the corporate power and authority to execute, deliver and perform the Guaranty, the Acknowledgement and Consent and the other documents contemplated hereby, to grant to the Bank liens, mortgages and security interests in the Collateral, and to do any and all other things required of it hereunder, and (f) except as disclosed in
Schedule 5.1, neither the Borrower nor any Subsidiary conducts business under any assumed or trade name.

     5.2 Authorization and Approvals. The execution, delivery and performance of this Agreement, the borrowings hereunder and the execution and delivery of the Notes, and other documents contemplated hereby by the Borrower (a) have been duly authorized by all requisite corporate action, (b) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Bank, (c) will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Borrower, any provision of any indenture, agreement or other instrument to which the Borrower is a party, or by which it or any of its properties or assets are bound, (d) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any such indenture, agreement or other instrument, and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower other than in favor of the Bank and as contemplated hereby. The execution, delivery and performance of the Guaranties and other documents contemplated thereby by the Guarantors (a) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Bank, (b) will not violate any provision of law, any order of any court or other agency of government, any provision of any indenture, agreement or other instrument to which any Guarantor is a party, or by which any of their properties or assets are bound, (c) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any such indenture, agreement or other instrument, and (d) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of any Guarantor other than in favor of the Bank and as contemplated hereby.

     5.3 Valid and Binding Agreement. This Agreement is, and the Notes and all other documents contemplated hereby will be, when delivered, valid and binding obligations of the Borrower, and the Guaranties and all other documents contemplated thereby will be valid and binding obligations of the Guarantors, in each case enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

     5.4 Actions, Suits or Proceedings. Except as disclosed on Schedule 5.4, there are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau or other administrative agency, pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries or any properties or rights of the Borrower or any of the Subsidiaries which, if adversely determined, could materially impair the right of the Borrower or any of the Subsidiaries to carry on business substantially as now conducted or could have a material adverse effect upon the financial condition of the Borrower or any of the Subsidiaries.

     5.5 Subsidiaries. The Guarantors are the only wholly owned Subsidiaries of the Borrower. The Borrower also owns approximately 20% of the capital stock of Medar, a 25% general partnership interest in CJF and a 2% limited partnership interest in Riverview Associates.

     5.6 No Liens, Pledges, Mortgages or Security Interests. Except for Permitted Liens, none of the Borrower's or the Subsidiaries' assets and properties, including the Collateral, is subject to any mortgage, pledge, lien, security interest or other encumbrance of any kind or character.

     5.7 Accounting Principles. The Financial Statements have been prepared in accordance with GAAP and fully and fairly present the financial condition of the Borrower and the Subsidiaries as of the dates, and the results of their operations for the periods, for which the same are furnished to the Bank. To the best of Borrower's knowledge and belief, the Borrower has no material contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, the Financial Statements.

     5.8 No Adverse Changes. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower or any of the Subsidiaries since the date of the latest of the Financial Statements.

     5.9 Conditions Precedent. As of each Disbursement Date, all appropriate conditions precedent referred to in Section 4 hereof shall have been satisfied (or waived in writing by the Bank).

     5.10 Taxes. The Borrower and the Subsidiaries have filed by the due date therefor all federal, state and local tax returns and other reports they are required by law to file and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are shown to be due and payable under such returns, and have made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. The Borrower has no knowledge of any deficiency or assessment in a material amount in connection with any such taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements.

     5.11 Compliance with Laws. The Borrower and the Subsidiaries have complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of the business of the Borrower or any of the Subsidiaries. Without limitation of the foregoing, the Borrower has not used Hazardous Materials (as defined hereinafter) on or in connection with any premises at which the Borrower has a place of business in any manner which violates federal, state or local laws, ordinances, statutes, rules, regulations or judgments governing the use, storage, treatment, handling, manufacture, transportation, or disposal of Hazardous Materials ("Environmental Laws") and, to the best of the Borrower's knowledge, no prior owner of such premises or any current or prior occupant has used Hazardous Materials on or affecting the premises in any manner which violates Environmental Laws. The Borrower covenants and agrees that neither it nor any occupant shall use, introduce or maintain Hazardous Materials on the premises in any manner unless done in strict compliance with all Environmental Laws. The Borrower has never received any notice of any violations of Environmental Laws and, to the best of the Borrower's knowledge, there have been no actions commenced or threatened by any party against Borrower for noncompliance with any Environmental Laws. "Hazardous Materials" includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local governmental law, ordinance, rule, or regulation.

     5.12 Indebtedness. Except as disclosed on Schedule 5.12, the Borrower and the Subsidiaries have no indebtedness for money borrowed and no direct or indirect obligations under any leases (whether or not required to be capitalized under GAAP) or any agreements of guarantee or surety except for the endorsement of negotiable instruments by the Borrower and the Subsidiaries in the ordinary course of business for deposit or collection.

     5.13 Material Agreements. Except as disclosed on Schedule 5.13, the Borrower and the Subsidiaries have no material leases, contracts or commitments of any kind (including, without limitation, employment agreements, collective bargaining agreements, powers of attorney, distribution contracts, patent or trademark licenses, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans, or accrued vacation pay, insurance and welfare agreements); to the best knowledge of Borrower, all parties to such agreements (including the Borrower and the Subsidiaries) have complied with the provisions of such leases, contracts or commitments; and to the best knowledge of Borrower, no party to such agreements (including the Borrower and the Subsidiaries) is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default.

     5.14 Margin Stock. Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation G, T, U or X of the said Board of Governors.

     5.15 Pension Funding. Neither the Borrower nor any Subsidiary has incurred any material accumulated funding deficiency within the meaning of ERISA or has incurred any material liability to the PBGC in connection with any employee benefit plan established or maintained by the Borrower or any of the Subsidiaries and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

     5.16 Misrepresentation. No warranty or representation by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made.

     5.17 Shares and Shareholders. The Borrower's entire authorized capital stock consists of 10,000,000 shares of common stock, $1.00 par value, and 100,000 shares of Preferred Stock, of which 18,000 shares of Series Two Preferred Stock are issued and outstanding, and of which 16,219 shares of Series Three Preferred Stock are issued and outstanding. The Guarantors' entire outstanding capital stock is owned both beneficially and of record by the Borrower, and the Guarantors' authorized and outstanding capital stock consists of the following:


                  Authorized                        Outstanding
Guarantor:        Capital Stock:    Par Value:      Capital Stock
----------        --------------    ----------     ----------------

Akemi                 50,000           $1.00              1,000
Ersco                 50,000           $1.00                300
Pak-Sak                5,000          $10.00              3,768
Wisconsin Common       1,250          no par                290
     Preferred           250         $100.00                250

The Borrower owns 1,737,405 shares of the outstanding capital stock of Medar, which constitutes approximately 20% of the aggregate outstanding capital stock of Medar. Except as disclosed on Schedule 5.17, there are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any shares of the capital stock of the Borrower or any Subsidiary.

SECTION 6. AFFIRMATIVE COVENANTS.

      From the date hereof until the later of the Termination Date or the date when the principal of and interest on the Notes and other Indebtedness is paid in full and the Bank's commitment hereunder terminated, the Borrower covenants and agrees that it will:

      6.1  Financial and Other Information.

           6.1.1 Annual Financial Reports. Furnish to the Bank in form satisfactory to the Bank not later than ninety (90) days after the close of each fiscal year of the Borrower, on a consolidated and consolidating basis, a balance sheet as at the close of each such fiscal year, statements of income and retained earnings and changes in financial position for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such reports shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank and shall contain unqualified opinions as to the fairness of the statements therein contained.

           6.1.2 Quarterly Financial Statements. Furnish to the Bank not later than forty-five (45) days after the close of each quarter of each fiscal year of the Borrower financial statements containing the consolidated and consolidating balance sheet of the Borrower and the Subsidiaries as of the end of each such period, consolidated and consolidating statements of income and retained earnings of the Borrower and the Subsidiaries and a consolidated statement of changes in financial position of the Borrower and Subsidiaries for the portion of the fiscal year up to the end of such period. These statements shall be prepared on substantially the same accounting basis as the statements required in
      Section 6.1.1 of this Agreement and shall be in such detail as the Bank may require, and the accuracy of the statements shall be certified by the chief executive or financial officer of the Borrower.

           6.1.3 No Default Certificate. Together with each delivery of the financial statements required by Sections 6.1.1 and 6.1.2 of this Agreement, furnish to the Bank a certificate of its chief executive or financial officer stating that no Event of Default or Default has occurred, or if any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

           6.1.4 Accounts Receivable Reporting. Furnish to the Bank (a) by the 25th of each month (as of the end of the prior month) (i) a report in such form as the Bank shall from time to time require as to the Accounts of Borrower and the Subsidiaries; (ii) an aging of the Accounts of Borrower and the Subsidiaries in a form satisfactory to the Bank and (iv) a report in such form as the Bank shall from time to time require as to the Inventory of the Borrower and the Subsidiaries and (b) by the 30th day of each calendar quarter (as of the end of the prior quarter) an aging of the Accounts of Borrower and the Subsidiaries in a form satisfactory to the Bank.

           6.1.5 Adverse Events. Promptly inform the Bank of the occurrence of any Event of Default or Default, or of any other occurrence which has or could reasonably be expected to have a materially adverse effect upon the Borrower's business, properties, financial condition or ability to comply with its obligations hereunder.

           6.1.6 Shareholder Reports. Promptly furnish to the Bank upon becoming available a copy of all financial statements, reports, notices, proxy statements and other communications sent by the Borrower to its stockholders, and all regular and periodic reports filed by the Borrower with any securities exchange, the Securities and Exchange Commission, the corporations or securities administrators of the State of Michigan or other state or any governmental authorities succeeding to any or all of the functions of said Commission or administrators.

           6.1.7 Management Letters. Furnish to the Bank, promptly upon receipt thereof, copies of all management letters and other reports of substance submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with any annual or interim audit of the books of the Borrower or any Subsidiary.

           6.1.8 Other Information As Requested. Promptly furnish to the Bank such other information regarding the operations, business affairs and financial condition of the Borrower and the Subsidiaries as the Bank may reasonably request from time to time and permit the Bank, its employees, attorneys and agents, to inspect all of the books, records and properties of the Borrower and the Subsidiaries at any reasonable time. Without limitation of the foregoing, the Borrower shall permit the Bank, not less frequently than once per year, to audit the Accounts of Borrower and the Subsidiaries.

      6.2 Insurance. Keep its insurable properties and the insurable properties of the Subsidiaries (including but not limited to the Collateral) adequately insured and maintain (a) insurance against fire and other risks customarily insured against by companies engaged in the same or a similar business to that of the Borrower or the Subsidiaries, (b) necessary worker's compensation insurance, (c) public liability and product liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Bank, all of which insurance shall be in such amounts, containing such terms, in such form, for such purposes and written by such companies as may be satisfactory to the Bank. All such policies shall contain a provision whereby they may not be canceled except upon thirty days' prior written notice to the Bank. The Borrower will deliver to the Bank, at the Bank's request, evidence satisfactory to the Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to the Bank. If the Borrower fails to maintain satisfactory insurance as herein provided, the Bank shall have the option to do so, and the Borrower agrees to repay the Bank, with interest at 3 percent per annum plus the Prime Rate, all amounts so expended by the Bank. The Borrower hereby appoints the Bank as Borrower's attorney-in-fact, which appointment is coupled with an interest and irrevocable, to endorse any check or draft payable to the Borrower in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Indebtedness, provided, however, that the Bank shall not be required hereunder so to act.

     6.3 Taxes. Pay promptly and within the time that they can be paid without interest or penalty all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon the Borrower, the Subsidiaries and their respective property, except to the extent being contested in good faith and, if requested by the Bank, bonded in a manner satisfactory to the Bank. If the Borrower shall fail to pay such taxes and assessments by their due date, the Bank shall have the option to do so, and the Borrower agrees to repay the Bank, with interest at 3 percent per annum plus the Prime Rate, all amounts so expended by the Bank.

     6.4 Maintain Corporation and Business. Do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower's and the Subsidiaries' corporate existence, rights and franchises and comply with all applicable laws; continue to conduct and operate their respective businesses substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of their respective property used or useful in the conduct of their respective businesses and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     6.5 Intentionally Omitted.

     6.6 Maintain Consolidated Funded Debt to EBITDA. On a Consolidated Basis, maintain the ratio of Consolidated Funded Debt to earnings before interest, taxes, depreciation and amortization (determined on a rolling four quarters basis) ("EBITDA") of not more than 3.0 to 1.0.

     6.7 Intentionally Omitted.

     6.8 Intentionally Omitted.

     6.9 ERISA. (a) At all times meet and cause each of the Subsidiaries to meet the minimum funding requirements of ERISA with respect to the Borrower's and the Subsidiaries' employee benefit plans subject to ERISA; (b) promptly after the Borrower knows or has reason to know (i) of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or (ii) that the PBGC or the Borrower (or any Subsidiary) has instituted or will institute proceedings to terminate an employee pension plan, deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such event or proceedings and the action which the Borrower (or such Subsidiary) proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and (c) furnish to the Bank (or cause the plan administrator to furnish the Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by the Borrower (or any Subsidiary), not later than ten (10) days after such report has been so filed.

     6.10 Use of Loan Proceeds. Use the proceeds of the loan hereunder for the purposes set forth in the recitals to this Agreement.

     6.11 Maintain Liquid Assets to Current Maturities of Long Term Debt Ratio. On a consolidated and non-consolidated basis, maintain the ratio of Liquid Assets to Current Maturities of Long Term Debt (as defined by GAAP) of not less than 3.0 to 1.0 through June 30, 1997, then not less than 2.0 to 1.0 thereafter; provided that the ratio of Cash Flow to Current Maturities of Long Term Debt (as defined by GAAP) is 1.2 to 1.0 or greater at March 31, 1997.

SECTION 7. NEGATIVE COVENANTS.

     From the date hereof until the later of the Termination Date or the date when the principal of and interest on the Notes and other Indebtedness is paid in full and the Bank's commitment hereunder terminated, the Borrower covenants that and agrees that it will not, and will not permit any Subsidiary to:

     7.1 Dividends. Declare or pay any dividend (other than dividends payable solely in shares of its capital stock) on, or make any other distribution with respect to (whether by reduction of capital or otherwise), any shares of its capital stock, except that (i) dividends from any Subsidiary to the Borrower are permitted, (ii) dividends of up to $110,000 annually on Borrower's Series Two Preferred Stock are permitted, (iii) dividends of up to $300,000 annually on the Borrower's Series Three Preferred Stock are permitted.

     7.2 Stock Issuance. Issue any additional shares of its capital stock, or any warrant, right or option relating thereto or any security convertible into any of the foregoing, except in connection with (i) the conversion of Borrower's Series Two Preferred Stock into Borrower's common stock pursuant to the terms of Borrower's preferred stock, or (ii) pursuant to the Borrower's employee stock option plan.

     7.3 Stock Acquisition. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so, except in connection with the conversion of Borrower's preferred stock into Borrower's common stock pursuant to the terms of Borrower's preferred stock, and except for the repurchase of any number of shares of the Borrower's capital stock, at the Borrower's option, provided that (i) Borrower maintains a Tangible Net Worth which is equal to or exceeds Thirty Million ($30,000,000.00) Dollars and
(ii) Borrower maintains a ratio of Debt to Tangible Net Worth of no greater than 1:1.

     7.4 Liens and Encumbrances. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased or acquired under a conditional sales or other title retaining agreement or lease required to be capitalized under GAAP) upon any of its property or assets whether now owned or hereafter acquired other than Permitted Liens.

     7.5 Indebtedness. Incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any other indebtedness whatsoever, except for (a) the Indebtedness, (b) indebtedness subordinated to the prior payment in full of the Indebtedness upon terms and conditions approved in writing by the Bank, (c) existing indebtedness to the extent set forth on Schedule 5.12, (d) trade indebtedness incurred and paid in the ordinary course of business, (e) contingent indebtedness to the extent permitted by Section 7.7 of this Agreement, (f) indebtedness secured by Permitted Liens, and (g) obligations to the extent permitted by Section 7.11 of this Agreement.

     7.6 Extension of Credit. Make loans, advances or extensions of credit to any Person, except for sales on open account and otherwise in the ordinary course of business and advances to the Guarantors for working capital.

     7.7 Guarantee Obligations. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for (i) the endorsement of negotiable instruments by the Borrower or the Subsidiaries in the ordinary course of business for deposit or collection, (ii) the guaranty by the Borrower of any and all obligations of any Subsidiary wholly-owned by Borrower, (iii) the guaranty by the Borrower of the indebtedness of MESI described in Schedule 5.12, (iv) the guaranty by the Borrower of the indebtedness of Riverview Associates described in Schedule 5.12, and (v) the Guaranties of the Guarantors.

     7.8 Subordinate Indebtedness. Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

     7.9 Property Transfer, Merger or Lease-Back. (a) Sell, lease, transfer or otherwise dispose of all or, except as to the sale of Inventory in the ordinary course of business, any material part of its properties and assets (whether in one transaction or in a series of transactions), (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock, or (c) enter into any sale-leaseback transaction; provided, however, that a Subsidiary wholly owned by the Borrower may be merged into, or consolidated with, the Borrower or another Subsidiary wholly owned by the Borrower, and such Subsidiary may sell, lease or transfer all or a substantial part of its assets to the Borrower or another Subsidiary wholly owned by the Borrower, and the Borrower or such Subsidiary may acquire all or substantially all of the properties and assets of the Subsidiary so to be merged into, or consolidated with, it or so to be sold, leased or transferred to it.

     7.10 Acquire Securities. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person except for the common stock of the Guarantors, Medar and the partnership interests in Riverview Associates and CJF, in each case limited to the interest owned by the Borrower on the date of this Agreement, and except for certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000, direct obligations of the United States Government maturing within one year from the date of acquisition thereof, and high grade commercial paper and high grade fixed-income securities (e.g., corporate bonds).

     7.11 Pension Plans. (a) Allow any fact, condition or event to occur or exist with respect to an employee pension or profit sharing plan which might constitute grounds for termination of any such plan or for the appointment by a United States District Court of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result a liability of the Borrower or any of the Subsidiaries to the PBGC which, in the opinion of the Bank, will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

     7.12 Misrepresentation. Furnish the Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

     7.13 Margin Stock. Apply any of the proceeds of the Notes to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

SECTION 8.  EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION
                 OF PROCEEDS.

       8.1 Events of Default. The occurrence of any of the following events and the expiration of any notice or cure periods, if any, set forth in Section 8.2 shall constitute an Event of Default hereunder:

           8.1.1 Failure to Pay Monies Due. If any principal of or interest on any Note, any fees under Section 2.6 of this Agreement or any other Indebtedness shall not be paid when due.

           8.1.2 Misrepresentation. If any warranty or representation of the Borrower in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Bank by or on behalf of the Borrower or any Subsidiary, shall prove to be false or misleading in any material respect.

           8.1.3 Noncompliance with Bank Agreement. If the Borrower or any Subsidiary shall fail to perform any of its obligations and covenants under, or shall fail to comply with any of the provisions of, this Agreement or any other agreement with the Bank to which it may be a party.

           8.1.4 Other Defaults. If the Borrower or any Subsidiary shall default in the due payment of any of its indebtedness (other than the Indebtedness) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness, and such default shall be continued for a period sufficient to permit acceleration of the indebtedness, irrespective of whether any such default shall be forgiven or waived by the holder thereof.

           8.1.5 Judgments. If there shall be rendered against the Borrower or any Subsidiary, one or more judgments or decrees involving an aggregate liability of $50,000 or more, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than 20 days, whether or not consecutive; or if a writ of attachment or garnishment against the property of the Borrower or any of the Subsidiaries shall be issued and levied in an action claiming $50,000 or more and not released or appealed and bonded in a manner satisfactory to the Bank.

           8.1.6 Business Suspension, Bankruptcy, Etc. If the Borrower or any Subsidiary shall voluntarily suspend transaction of its business; or if the Borrower or any Subsidiary shall not pay its debts as they mature or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy, or for reorganization or liquidation of the Borrower or any Subsidiary, under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced by the Borrower or any Subsidiary or shall be commenced against the Borrower or any Subsidiary and shall not be discharged within thirty (30) days of commencement; or a receiver, trustee or custodian shall be appointed for the Borrower or any Subsidiary or for any substantial portion of its respective properties or assets.

           8.1.7 Change of Management. If Max A. Coon is no longer the President of the Borrower, whether by reason of death, resignation or otherwise, and if any such change of office holder adversely impacts, in the sole judgment of the Bank, upon the ability of the Borrower to carry on its business as theretofore conducted.

           8.1.8 Inadequate Funding or Termination of Employee Benefit Plan(s). If the Borrower (or any Subsidiary) shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan established or maintained by the Borrower (or any Subsidiary), or if any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of Borrower (or any Subsidiary) to the PBGC which in the opinion of the Bank will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower (or any Subsidiary).

           8.1.9 Occurrence of Certain Reportable Events. If there shall occur, with respect to any pension plan maintained by the Borrower or any Subsidiary, any reportable event (within the meaning of Section 4043(b) of ERISA) which the Bank shall determine in good faith constitutes a ground for the termination of any such plan, and if such event continues for 30 days after the Bank gives written notice to the Borrower, provided that termination of such plan or appointment of such trustee would, in the opinion of the Bank, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower (or any Subsidiary).

     8.2 Acceleration of Indebtedness. Upon the occurrence of any of the Events of Default described in Section 8.1.3 hereunder which is not cured by the Borrower or waived by the Bank within 30 days after the earlier of the date of notice to the Borrower by the Bank of such Default or the date the Bank is notified, or should have been notified, pursuant to Borrower's obligation under
Section 6.1.5 of this Agreement, of such Default, or upon the occurrence of any of the Events of Default described in Section 8.1.1, Section 8.1.2 or Sections
8.1.4 through 8.1.10, all Indebtedness shall be due and payable in full forthwith at the option of the Bank without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby
expressly waived.   Unless all of the Indebtedness is then fully paid, the Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreements, the Mortgages or under any or other document contemplated hereby, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the Collateral and to setoff against the Indebtedness any amount owing by the Bank to the Borrower. The Borrower agrees, upon request of the Bank, to assemble the Collateral and make it available to the Bank at any place designated by the Bank which is reasonably convenient to the Bank and the Borrower.

     8.3 Application of Proceeds. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by the Bank, first upon all expenses authorized by the Uniform Commercial Code and all reasonable attorneys' fees and legal expenses incurred by the Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal; and the surplus, if any, shall be paid over to the Borrower or to such other Person or Persons as may be entitled thereto under applicable law. The Borrower shall remain liable for any deficiency, which the Borrower shall pay to the Bank immediately upon demand.

     8.4 Cumulative Remedies. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor should it be construed, to preclude the Bank from pursuing any other remedy for the recovery of any other sum to which the Bank may be or become entitled for the breach of this Agreement by the Borrower.

SECTION 9. MISCELLANEOUS.

     9.1 Independent Rights. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

     9.2 Covenant Independence. Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception in one covenant shall not create an exception in another covenant.

     9.3 Waivers and Amendments. No forbearance on the part of the Bank in enforcing any of its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Borrower hereunder, shall constitute a waiver of any of the terms of this Agreement or of any such right. No Default or Event of Default shall be waived by the Bank except in a writing signed and delivered by an officer of the Bank, and no waiver of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or of the same Default or Event of Default on a future occasion. No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of the Bank.
     9.4 Governing Law. This Agreement, and each and every term and provision hereof, shall be construed in accordance with the internal law of the State of Michigan. If any provisions of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provisions had never been contained herein.

     9.5 Survival of Warranties, Etc. All of the Borrower's covenants, agreements, representations and warranties made in connection with this Agreement and any document contemplated hereby shall survive the borrowing and the delivery of the Notes hereunder and shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank. All statements contained in any certificate or other document delivered to the Bank at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower in connection with this Agreement.

     9.6 Attorneys' Fees. The Borrower agrees that it will pay all reasonable costs and expenses, including legal fees of the Bank in connection with the enforcement of the Bank's rights and remedies under this Agreement and all reasonable expenses, costs and legal fees incurred in both state collection actions (formal or informal) and federal bankruptcy proceedings, and in connection with the preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement.

     9.7 Payments on Saturdays, Etc. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

     9.8 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Bank.

     9.9 Maintenance of Records. The Borrower will keep all of its records concerning the Collateral at its or a Guarantor's principal place of business. The Borrower will give the Bank prompt written notice of any change in its or a Guarantor's principal place of business, or in the location of said records.

     9.10 Notices. All notices and communications provided for herein or in any document contemplated hereby or required by law to be given shall be effective when received or, in the case of notices from the Bank to the Borrower, upon sending by first class mail, postage prepaid, addressed as follows: (a) If to the Borrower, to: 1118 Centennial Way, P.O. Box 80737 , Lansing, Michigan 48908-0737, Attn: Vincent Shunsky, and (b) If to the Bank, to: MC 7834, 101 N. Washington Square, Lansing, Michigan 48933-1677, Attn:
David G. Grantham, Vice President, or to such other address as a party shall have designated to the other in writing. The giving of at least five (5) days' notice before the Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes.

     9.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures were upon the same instrument.

     9.12 Headings. Article and section headings in this Agreement are included for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

THE UNDERSIGNED AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

     IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.


                                    MAXCO, INC.


                                    By    /s/ Vincent Shunsky
                                       ------------------------------
                                            Vincent Shunsky
                                            Its Vice President



                                    COMERICA BANK


                                    By    /s/ David G. Grantham
                                       ------------------------------
                                            David G. Grantham
                                            Its Vice President